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                                                                     EXHIBIT 3.4

                  AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
                                       OF
                           GOLD BANC CORPORATION, INC.
                                 ADOPTED BY THE
                               BOARD OF DIRECTORS
                                ON APRIL 24, 2002

     WHEREAS, the Board of Directors of the Corporation deem it to be desirable and in the best interests of the Corporation to amend the Bylaws of the Corporation to provide for the electronic delivery of certain documents.

     NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of the Corporation be amended by deleting Sections 4, 5 and 10 in Article II in their entirety and inserting new Sections 4, 5 and 10 in Article II as set forth below:

          Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, electronic, written or printed notice stating the place, date and time of such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than fifty (50) days before the date of the meeting. All such notices shall be delivered, personally, by mail or by any means allowed under Kansas state law, and to the extent applicable, federal and state securities laws (including by electronic transmission), by or at the direction of the board of directors, the chief executive officer or the secretary. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. If sent electronically, such notice shall be deemed to be delivered on the date of electronic transmission. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

          Section 5. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the mailing address and electronic mailing address, to the extent known by the corporation, of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

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          Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary of the corporation or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular. Electronic transmission of proxies is allowed to the extent permitted by Kansas law and, to the extent applicable, federal and state securities laws.



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